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                                                                      EXHIBIT 15

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]



To Delta Air Lines, Inc.:


We are aware that Delta Air Lines, Inc. has incorporated by reference in its Registration Statement Nos. 2-94541, 33-30454, 33-65391, 333-16471, 333-30974,
333-46904, 333-48718, 333-49553, 333-92291 and 333-65218 its Form 10-Q for the
quarter ended June 30, 2001, which includes our report dated August 9, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to August 9, 2001.



/s/ Arthur Andersen LLP
-----------------------


Atlanta, Georgia
August 9, 2001